As filed with the Securities and Exchange Commission on March 23, 2012

Registration Statement No. 333-175211

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUCA TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	38-3778663
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Corporate Circle, Suite C

Golden, Colorado 80401

(303) 534-4344

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. Cavnar

Chief Executive Officer

Luca Technologies Inc.

500 Corporate Circle, Suite C

Golden, Colorado 80401

Telephone: (303) 534-4344

Facsimile: (303) 534-1446

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. Reedy	Joseph A. Hall
E. James Cowen	Davis Polk & Wardwell LLP
Porter Hedges LLP	450 Lexington Avenue
1000 Main Street, 36th Floor	New York, New York 10017
Houston, Texas 77002	Telephone: (212) 450-4000
Telephone: (713) 226-6674	Facsimile: (212) 701-5565
Facsimile: (713) 226-6274

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	$127,075,000	$14,563(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price of additional shares that the underwriters have the option to purchase.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 7 is being filed for the purpose of refiling Exhibits 3.2, 5.1 and 23.1 to the Registration Statement (Commission File No. 333-175211). No other changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement.

Part II – Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and The Nasdaq Global Market listing fee.

Securities and Exchange Commission registration fee	$14,563
FINRA filing fee	13,208
Nasdaq Global Market listing fee	25,000
Printing and engraving expenses	146,000
Legal fees and expenses	975,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees	30,000
Miscellaneous expenses	10,000

Total	$1,913,771

Item 14. Indemnification of directors and officers

Delaware law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors, and will enter into new indemnification agreements with each of its directors and executive officers before the completion of this offering, in addition to the indemnification provisions provided for in its charter documents. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant, the Registrant’s executive officers and directors, and indemnification of

Part II – Information not required in prospectus

the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Certain of our directors are also insured by their employer against any loss arising from any claim asserted against them and incurred by them with regard to their service on the Registrant’s board of directors.

Item 15. Recent sales of unregistered securities

In December 2008, we sold an aggregate of 6,561,420 shares of Series C preferred stock at a price of $11.56 per share for gross proceeds of approximately $75.9 million to One Equity Partners, KPCB Holdings, Inc. as nominee (on behalf of KPCB Green Growth Fund), KPCB Holdings, Inc., as nominee, Oxford Bioscience Partners V, L.P., mRNA Fund V LP, BASF Venture Capital GmbH and Michael P. Batzer.

The sale of securities described above was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The purchasers of the securities in the transaction represented that they were accredited investors and that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof, and appropriate legends were placed upon the share certificates issued in the transaction. All purchasers either received adequate financial statement or non-financial statement information about us or had adequate access, through their relationship with us, to financial statement or non-financial statement information about us. The sale of the Series C preferred stock was made without general solicitation or advertising.

Item 16. Index to exhibits.

1.1	**	Form of Underwriting Agreement.

3.1	**	Second Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2		Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.3	**	Second Amended and Restated Bylaws of the Registrant, as currently in effect.

3.4	**	Form of Third Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1	**	Form of the Registrant’s Common Stock Certificate.

4.2	**	Warrant to purchase shares of Series B Preferred Stock issued to Silicon Valley Bank, dated April 30, 2008.

4.3	**	Warrant Amendment between the Registrant and Silicon Valley Bank dated June 28, 2011.

4.4	**	Warrant to purchase shares of Common Stock issued to Schweichler Price Mullarkey & Barry, Inc., dated October 8, 2009.

Part II – Information not required in prospectus

4.5**	Warrant to purchase shares of Common Stock issued to Schweichler Price Mullarkey & Barry, Inc., dated October 7, 2010.

4.6**	Amended and Restated Stockholder Agreement dated December 1, 2008.

4.7**	Amended and Restated Rights Agreement dated December 1, 2008.

4.8**	Warrant Amendment between the Registrant and Silicon Valley Bank dated December 29, 2011.

5.1	Opinion of Porter Hedges LLP, with respect to legality of the securities, including consent.

10.1**	Amended and Restated Loan and Security Agreement dated December 29, 2011, between the Registrant and Silicon Valley Bank.

10.2+**	Employment Letter between the Registrant and Robert L. Cavnar dated October 1, 2010.

10.3+**	Third Amended and Restated 2007 Equity Incentive Plan, as currently in effect.

10.4+**	Form of Stock Option Agreement under the Third Amended and Restated 2007 Equity Incentive Plan.

10.5**	Form of Indemnification Agreement for Officers and Directors, as currently in effect.

10.6**	Form of Employee Proprietary Information and Inventions Agreement.

10.7+**	Form of Fourth Amended and Restated 2007 Equity Incentive Plan, to be in effect upon completion of the offering.

10.8+**	Form of Stock Option Agreement under the Fourth Amended and Restated 2007 Equity Incentive Plan (for employees with employment agreements).

10.9+**	Form of Stock Option Agreement under the Fourth Amended and Restated 2007 Equity Incentive Plan (for employees without employment agreements and directors).

10.10**	Form of Indemnification Agreement for Officers and Directors, to be in effect upon completion of this offering.

10.11+**	Form of Employment Agreement for Named Executive Officers, to be in effect upon completion of this offering.

10.12+**	Offer Letter between the Registrant and Matthew J. Micheli dated January 3, 2011.

21.1**	Subsidiaries of the Registrant.

23.1	Consent of Porter Hedges LLP (included in Exhibit 5.1).

23.2**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

24.1**	Power of Attorney.

99.1**	Report of Independent Petroleum Engineers, Ryder Scott Company, L.P.

**	Previously filed
+	Management contract or compensatory plan or arrangement

Part II – Information not required in prospectus

Item 17. Undertakings

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(b)    The Registrant hereby undertakes that:

(1)    The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on the 23rd day of March, 2012.

LUCA TECHNOLOGIES INC.

By:	/S/ ROBERT L. CAVNAR
Robert L. Cavnar, Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date
/S/ ROBERT L. CAVNAR Robert L. Cavnar	Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2012

/S/ BRIAN J. CREE Brian J. Cree	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	March 23, 2012

/S/ MICHAEL SABOL Michael Sabol	Chief Accounting Officer (Principal Accounting Officer)	March 23, 2012

* Eric Szaloczi	Chairman of the board of directors	March 23, 2012

* Raymond J. Lane	Director	March 23, 2012

* Matthew A. Gibbs	Director	March 23, 2012

Signature	Title	Date

* George Hutchinson	Director	March 23, 2012

* David A.B. Brown	Director	March 23, 2012

*	/S/ BRIAN J. CREE Brian J. Cree as attorney-in-fact	March 23, 2012